Exhibit 99.1

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

THE GEO GROUP, INC. ANNOUNCES OFFERING OF

EXCHANGEABLE SENIOR NOTES DUE 2026 BY ITS

SUBSIDIARY, GEO CORRECTIONS HOLDINGS, INC.

Boca Raton, Fla. – February 17, 2021 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that its subsidiary, GEO Corrections Holdings, Inc. (“GEOCH”), intends, subject to market and other customary conditions, to offer $200,000,000 aggregate principal amount of exchangeable senior unsecured notes due 2026 (the “notes”) in a private offering. GEOCH also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $30,000,000 aggregate principal amount of the notes solely to cover over-allotments, if any. The notes will be guaranteed by GEO and GEO’s domestic subsidiaries that are guarantors under its senior credit facility and outstanding senior notes. GEO intends to use the net proceeds to fund the repurchase, redemption or other discharge of its 5.875% senior unsecured notes due 2022, to pay related transaction fees and expenses, and for general corporate purposes.

The notes will be offered in the United States only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements regarding GEOCH’s intention to issue the notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risks that the offering of the notes cannot be successfully completed or that the repurchase, redemption or other discharge of its 5.875% senior unsecured notes due 2022 cannot be successfully completed. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations